Exhibit 2

COLUMBIA ETF TRUST

COLUMBIA ETF TRUST I

COLUMBIA FUNDS SERIES TRUST

COLUMBIA FUNDS SERIES TRUST II

COLUMBIA FUNDS VARIABLE INSURANCE TRUST I

COLUMBIA FUNDS VARIABLE SERIES TRUST II

RESOLVED, That the Board approves the New Funds’ [defined as the series of Columbia ETF Trust I] participation in the Funds’ current Fidelity Bond; and further

RESOLOVED, That the Fidelity Bond is reasonable in form and amount, after having given due consideration to the value of the aggregate assets of each New Fund and the other named Insureds to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities held by each New Fund and the other named Insureds; and further

RESOLVED, That the total amount of coverage under the Fidelity Bond is at least equal to the amount of coverage which each New Fund is required to provide and maintain individually pursuant to Rule 17g-1(d)(1); and further

RESOLVED, That the Board hereby approves the Fidelity Bond through the Period, and authorizes payment by each participating New Fund of its pro rata portion of the total annual premium on the Fidelity Bond, after giving due consideration to all relevant factors, including, but not limited to, the number of other Insureds, the nature of the business of such other parties, the amount of coverage under the Fidelity Bond, and the ratable allocation of the premium among parties named as Insureds, based on the relative assets of such parties; and further

RESOLVED, That in the event that the amount of coverage has to be increased to satisfy the minimum bonding requirements of Rule 17g-1 under the 1940 Act, any officer of the New Funds, be, and hereby are, authorized to increase the amount of the Fidelity Bond coverage to comply with such requirements and to allocate any premium payable on the Fidelity Bond among the New Funds and the other named Insureds based on their relative assets; and further

RESOLVED, That an amended and restated Joint Insured Agreement, in the form currently in effect for the Funds with changes needed to add the New Funds, be and hereby is approved; and further

RESOLVED, That any officer of the New Funds, be, and hereby is, designated to make all filings with the Securities and Exchange Commission and to give all notices on behalf of the Funds required by paragraph (g) of Rule 17g-1 under the 1940 Act; and further

RESOLVED, That the proper officers of the New Funds be, and each of them hereby are, authorized and directed to execute all such documents, agreements, certificates or instruments, including without limitation one or more joinder agreements adding the New Funds to existing agreements, and to take such further actions, in consultation with Fund Counsel and Independent Legal Counsel, as may be necessary, appropriate or desirable to carry out the purposes and intent of, and in furtherance of, the foregoing resolutions.